UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 26, 2007
(Date of earliest event reported)

FREESTAR TECHNOLOGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	0-28749	88-0446457
(State of Other Jurisdiction Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

31 Mespil Road, Ballsbridge, Dublin 4, Ireland
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number:  353 1 6185060

________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CAR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CAR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CAR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 8.01   Other Events
FreeStar Technology Corporation (the “Company”) has received certain indications of interest from third parties regarding potential acquisitions, including receipt of at least one non-binding letter of intent proposal.  The Company has engaged in talks with certain parties regarding transactions that could include a sale of substantially all of the Company’s assets or the assets of its subsidiary, Rahaxi Processing Oy, or a partial sale of its assets.  The Company has also had discussions regarding a potential funding transaction by selling off a significant equity stake in Rahaxi, while substantially maintaining control of the Company’s business and operations.

Management is continuing discussions with the current interested parties and is in the process of determining if there are other potential acquirers or equity partners that might submit proposals.  Management intends to present any binding, written proposals to the Board of Directors of the Company for review and consideration.  If the Board determines to move forward with any acquisition proposal, it anticipates presenting the definitive terms of any such proposed transaction to the shareholders of the Company for approval to the extent required by applicable law.  Discussions remain in the early stages and the Board of Directors has not made any decision regarding whether or not to recommend selling the Company or its assets, and it may direct management to cease discussions at any time, in its discretion.  The Board will take into account all aspects of any proposals, including the total consideration and the form of such consideration, such as cash or stock, as well as other structural elements and the financial strength and business plan of any potential acquiror.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FREESTAR TECHNOLOGY CORPORATION

Date: November 26, 2007	By:	/s/ Paul Egan
Paul Egan Chief Executive Officer